EXHIBIT 4.06


         SECOND SUPPLEMENTAL INDENTURE, dated as of August 27, 1997 (the "Second Supplemental Indenture"), to the Indenture, dated as of April 15, 1996, as supplemented by the First Supplemental Indenture dated as of September 12, 1996 (the "Indenture") between HYPERION TELECOMMUNICATIONS, INC., a Delaware corporation (the "Company"), and BANK OF MONTREAL TRUST COMPANY, a trust company organized under the laws of the State of New York (the "Trustee").

         WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Second Supplemental Indenture in order to amend certain provisions of the Indenture to permit the Company's proposed issuance of certain Senior Secured Notes due 2004 and to grant a first priority security interest in certain of the Company's assets to the holders of such Senior Secured Notes due 2004; and

         WHEREAS, Section 9.02 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee with the consent of at least a majority of the holders of the Senior Notes issued pursuant thereto, provided certain conditions are met; and

         WHEREAS, at least the minimum number of the holders of the Senior Notes required by Section 9.02 of the Indenture have consented to the proposed amendments to the Indenture and the conditions set forth in the Indenture for the execution and delivery of this Second Supplemental Indenture have been complied with; and

         WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture, have been done;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein, the Company agrees with the Trustee that the Indenture is supplemented and amended, solely to the extent and for the purposes expressed herein, as follows:

         Section 1.        Definitions.

                  (a) Any capitalized term used herein and not otherwise defined herein shall have the meaning given in the Indenture.

                  (b)      The definition of "Disqualified Stock" in Section
         1.01 of the Indenture is hereby amended and restated as follows:

         "Disqualified Stock" means any Capital Stock which, by its terms ( or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Senior Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Senior Notes contained in the covenant described in Section 4.15 and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Senior Notes as are required to be repurchased pursuant to the covenant described in Section 4.15.

                  (c)      The definition of "Permitted Investments" in Section
         1.01 shall be amended and restated in its entirety to read as follows:

         "Permitted Investments" means

                  (a) any Investment in a Wholly Owned Subsidiary of the Company that is engaged, either directly or indirectly through a Qualified Subsidiary or Joint Venture, in the Telecommunications Business;

                  (b) any Investment in a Qualified Subsidiary of the Company that is directly engaged in the Telecommunications Business;

                  (c) any Investment in Cash Equivalents;

                  (d) any Investment in a Person that is not a Subsidiary of the Company, if as a result of such Investment (i)(A) such Person becomes a Qualified Subsidiary or Wholly Owned Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Qualified Subsidiary and (ii)(A) such Wholly Owned Subsidiary, either directly or indirectly through a Qualified Subsidiary or a Joint Venture, is engaged in the Telecommunications Business or (B) such Qualified Subsidiary is directly engaged in the Telecommunications Business;

                  (e) any Permitted Joint Venture Investment;

                  (f) any Investment made as a result of the receipt of non-cash consideration (whether or not such non-cash consideration is deemed to be cash for the purposes of Section 4.10) from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; or

                  (g) any Investment in an Enhanced Services Venture; or

                  (h) any Investment made pursuant to the terms of the Escrow and Disbursement Agreement (as defined in the Secured Notes Indenture).

                  (d) The definition of "Permitted Liens" in Section 1.01 shall be amended and restated as follows:

         "Permitted Liens" means

                  (i) Liens on the property of the Company, any Subsidiary or any Permitted Joint Venture securing Obligations under Indebtedness that may be incurred pursuant to clause (i) of Section 4.09 hereof;

                  (ii) Liens in favor of the Company;

                  (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company, any Subsidiary or any Permitted Joint Venture; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

                  (iv) Liens on property existing at the time of acquisition thereof by the Company, any Subsidiary or any Permitted Joint Venture, provided that such Liens were in existence prior to the contemplation of such acquisition;

                  (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

                  (vi) Liens existing on the date of this Indenture;

                  (vii) Liens on property of Subsidiaries and Permitted Joint Ventures securing Obligations under Indebtedness incurred pursuant to clause (viii) of Section 4.09 hereof but only to the extent that (a) in the case of Subsidiaries and Permitted Joint Ventures that are incurring Indebtedness other than Related Network Debt, such Liens secure only such Indebtedness incurred by such Subsidiary or such Joint Venture; and (b) in the case of subsidiaries and Joint Ventures that are incurring Related Network Debt, such Liens secure only such Related Network Debt;

                  (viii) Liens securing Obligations under the Senior Notes and this Indenture;

                  (ix) Liens securing Obligations under Vendor Debt pursuant to clause (ii) of Section 4.09 hereof; provided that the principal amount at maturity of such Vendor Debt secured by such Lien does not exceed 100% of the purchase price or cost of acquisition, construction or improvement of the Telecommunications Related Assets subject to such Liens;

                  (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

                  (xi) Liens incurred in the ordinary course of business of the Company, any Subsidiary or any Permitted Joint Venture with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company, such Subsidiary or such Permitted Joint Venture;

                  (xii) Liens securing Refinancing Indebtedness, but only if, and to the extent, that such Liens that are incurred in connection with such Refinancing Indebtedness are at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; or

                  (xiii) Liens securing Obligations under the Secured Notes, the Secured Notes Indenture and the Secured Notes Security Documents.

                  (e) The definition of "Pro Forma EBITDA" in Section 1.01 shall be amended and restated as follows:

               "Pro Forma EBITDA" means, for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied, after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA for such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period, (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to such Asset Sale or the acquisition of such Person or business, as the case may be, as if such acquisition had been completed as of the beginning of such period, and (iii) if, during or after such period, such Person or any of its Subsidiaries incurs any Indebtedness (including without limitation, any Acquired Indebtedness) or issues any Disqualified Stock, Pro Forma EBITDA shall be computed so as to give pro forma effect (including pro forma application of the proceeds therefrom) thereto as if such Indebtedness or Disqualified Stock had been incurred as of the beginning of such period.

                  (f)      The following definitions are hereby added to
         Section 1.01 of the Indenture:

                  "Investment Grade" means BBB- or higher by Standard & Poor's Ratings Group (or any successor rating agency) or Baa3 or higher by Moody's Investors Service, Inc. (or any successor rating agency).

                  "Non-Qualified Debt" means Indebtedness (other than Vendor Debt or Indebtedness incurred under a Credit Agreement) which (i) is rated below Investment Grade or is unrated and (ii) was originally issued in (A) a private placement transaction exempt from registration under the Securities Act in which the initial purchaser(s) of such Indebtedness at the time of such incurrence intend to immediately resell such Indebtedness in transactions which are exempt from registration under the Securities Act pursuant to Rule 144A, Regulation S or other applicable exemption thereunder or (B) a registered offering under the Securities Act.

                  "Permitted Indebtedness" means Indebtedness which may be incurred by the Company, its Subsidiaries or its Joint Ventures pursuant to clauses (i) through (x) of the second paragraph of Section
         4.09 hereof.

                  "Secured Notes" means the Company's 12-1/4% Senior Secured Notes due 2004.

                  "Secured Notes Indenture" means the indenture pursuant to which the Secured Notes shall be issued.

                  "Secured Notes Security Documents" mean the Pledge Agreement (as defined in the Secured Notes Indenture) and the Escrow and Disbursement Agreement (as defined in the Secured Notes Indenture).

                  "Stock Collateral" means all of the Company's Capital Stock in Hyperion of Florida, Inc., Hyperion of Kentucky, Inc., Hyperion of New York, Inc, Hyperion of Tennessee, Inc. and Hyperion of Vermont, Inc. pledged pursuant to the Secured Notes Security Documents.

         Section 2.        Offer To Purchase By Application Of Excess Proceeds.
         Section 3.09 of the Indenture is hereby amended and restated as follows:

                  In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

                  The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Senior Notes required to be purchased pursuant to
         Section 4.10 hereof or, if Senior Notes tendered in response to the Asset Sale Offer are less than the amount required to be purchased pursuant to Section 4.10, all Senior Notes tendered in response to the Asset Sale Offer. Payment for any Senior Notes so purchased shall be made in the same manner as interest payments are made.

                  The Company shall comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Senior Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.09, the Company shall comply with the applicable securities laws or regulations and shall not be deemed to have breached it obligations hereunder by virtue thereof.

                  If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Senior Notes pursuant to the Asset Sale Offer.

                  Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Senior Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

                  (a) that the Asset Sale Offer is being made pursuant to this
         Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

                  (b)      the Offer Amount, the purchase price and the Purchase
         Date;

                  (c) that any Senior Note not tendered or accepted for payment shall continue to accrete or accrue interest;

                  (d) that, unless the Company defaults in making such payment, any Senior Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

                  (e) that Holders electing to have a Senior Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Senior Note purchased and may not elect to have only a portion of such Senior Note purchased;

                  (f) that Holders electing to have a Senior Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Senior Note with the form entitled "Operation of Holder to Elect Purchase" on the reverse of the Senior Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

                  (g) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Note the Holder delivered for purchases and a statement that such Holder is withdrawing his election to have such Senior Note purchased;

                  (h) that, if the aggregate principal amount or Accreted Value, as applicable, of Senior Notes surrendered by Holders exceeds the amount required to be purchased pursuant to Section 4.10 hereof, the Company shall select the Senior Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Senior Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

                  (i) that Holders whose Senior Notes were purchased only in part shall be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered (or transferred by book-entry transfer).

                  On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Senior Notes or portions thereof tendered or required to be purchased pursuant to the Asset Sale Offer, or, if less than the amount so required to be purchased has been tendered, all Senior Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Senior Notes or portions thereof were accepted for payment by the Company in accordance with the terms of Section 4.10 hereof and this Section 3.09. The Company, the Depository or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Senior Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Senior Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Senior Note to such Holder, in a principal amount equal to any unpurchased portion of the Senior Note surrendered. Any Senior Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Offer on the Purchase Date.

                  Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

         Section 3. Dividend and Other Payment Restrictions Affecting Subsidiaries. Section 4.08 of the Indenture shall be amended and restated as follows:

                  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

         (i) (a) pay any dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or
                (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries;

         (ii) make loans or advances to the Company or any of its Subsidiaries;

         (iii)grant liens or grant security interests on its assets in favor of the Holders of Senior Notes or guarantee the payment of the Senior Notes; or

         (iv) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

              (a) Existing Indebtedness as in effect on the date of this Indenture;

              (b) any Credit Agreement creating or evidencing Indebtedness permitted by clause (i) of Section 4.09 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

              (c) the Indenture and the Senior Notes;

              (d) applicable law;

              (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

              (f) purchase money obligations or Vendor Debt for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired;

              (g) Indebtedness incurred pursuant to clause (viii) of Section 4.09; provided that such encumbrance or restriction only relates to the Subsidiary or Permitted Joint Venture incurring such Indebtedness;

              (h) Refinancing Indebtedness, provided that such encumbrances or restrictions are no more restrictive than those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

              (i) the Secured Notes Indenture, the Secured Notes Security Documents and the Secured Notes.



         Section 4.  Incurrence of Indebtedness and Issuance of Preferred Stock.
         Section 4.09 of the Indenture shall be amended and restated as follows:

                  The Company shall not, and shall not permit any of its Subsidiaries or Joint Ventures to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries or Joint Ventures to issue any shares of Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Company's Consolidated Leverage Ratio as of the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, or such Disqualified Stock is issued, as the case may be, would have been (a) greater than zero and less than 5.5 to 1.0, if such incurrence or issuance is on or prior to March 31, 1999, and (b) greater than zero and less than 5.0 to 1.0, if such incurrence or issuance is after March 31, 1999, determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred, or such Disqualified Stock has been issued, as the case may be, at the beginning of such fiscal quarter.

                  The foregoing provisions shall not apply to:

   (i) the incurrence of Indebtedness by the Company, any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture pursuant to Credit Agreement(s), provided that the aggregate principal amount at maturity of such Credit Agreement(s) at any one time outstanding under this clause (i) does not exceed $50.0 million for the Company, all of its Subsidiaries (other than a General Partner Subsidiary) and all of its Permitted Joint Ventures combined;

   (ii) the incurrence of Vendor Debt by the Company, any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture, provided that the aggregate principal amount at maturity of such Vendor Debt does not exceed 80% of the purchase price or cost of the construction, acquisition or improvement of the applicable Telecommunications Related Assets;

   (iii) Refinancing Indebtedness;

   (iv) the incurrence of Indebtedness by the Company not to exceed, at any one time outstanding, 2.0 times the net cash proceeds received by the Company from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person other than a Subsidiary or a Joint Venture of the Company, provided that such Indebtedness (y) does not mature prior to the Stated Maturity of the Senior Notes and has a Weighted Average Life to Maturity longer than the Senior Notes and (z) is subordinated to the Senior Notes;

   (v) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at maturity (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million;

   (vi) the incurrence by any Restricted Joint Venture of Non-Recourse Debt, provided that if any Non-Recourse Debt of a Restricted Joint Venture ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness as of the dates such Indebtedness ceases to be Non-Recourse Debt;

   (vii) the guarantee of Indebtedness by a General Partner Subsidiary in connection with the incurrence of Indebtedness by the Restricted Joint Venture of which such General Partner Subsidiary is a general partner;

   (viii)the incurrence by the Company's Subsidiaries (other than General Partner Subsidiaries) and Permitted Joint Ventures of Indebtedness (including Acquired Indebtedness) so long as all of the net proceeds of such incurrence are used by such Subsidiary or Permitted Joint Venture, as the case may be, directly in connection with the design, construction, development or acquisition of a Telecommunication Service Market; provided that, as of the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, either: (a)(1) the aggregate principal amount at maturity of all Indebtedness outstanding of such Subsidiary or such Permitted Joint Venture does not exceed (x) the product of (I) 1.75 times (II) the total amount of Invested Equity Capital of the Subsidiary or Permitted Joint Venture incurring such Indebtedness minus (y) the product of (I) the quotient obtained by dividing (A) the total amount of Invested Equity Capital of the Subsidiary or Permitted Joint Venture incurring such Indebtedness by (B) the aggregate amount of Invested Equity Capital of all of the Company's Subsidiaries and Permitted Joint Ventures times (II) the quotient obtained by dividing (A) the aggregate principal amount of the then outstanding Secured Notes by (B) 1.75 and
         (2) the aggregate principal amount at maturity of all Non-Qualified Debt outstanding of such Subsidiary or such Permitted Joint Venture does not exceed (x) the product of (I) 1.50 times (II) the total amount of Invested Equity Capital of the Subsidiary or Permitted Joint Venture incurring such Non-Qualified Debt minus (y) the product of (I) the quotient obtained by dividing (A) the total amount of Invested Equity Capital of the Subsidiary or Permitted Joint Venture incurring such Non-Qualified Debt by (B) the aggregate amount of Invested Equity Capital of all of the Company's Subsidiaries and Permitted Joint Ventures times (II) the quotient obtained by dividing (A) the aggregate principal amount of the then outstanding Secured Notes by (B) 1.50; or
         (b) the Consolidated Leverage Ratio of such Subsidiary or such Permitted Joint Venture would not have been greater than 3.5 to 1.0; provided that for purposes of this clause (viii)(b) the product of (I) the quotient obtained by dividing (A) the total amount of Invested Equity Capital of the Subsidiary or Permitted Joint Venture incurring such Indebtedness by (B) the aggregate amount of Invested Equity Capital of all of the Company's Subsidiaries and Permitted Joint Ventures times (II) the aggregate principal amount of the then outstanding Secured Notes shall be added to clause (i) of the definition of Consolidated Leverage Ratio solely for purposes of the calculation thereof for purposes hereof, in each case, determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such fiscal quarter; provided, further, any Indebtedness incurred by any Subsidiary of the Company or any Permitted Joint Venture (other than Related Networks) pursuant to this clause (viii) shall be non-recourse with respect to the Company or any other Subsidiary of the Company or any other Joint Venture;

   (ix)  the incurrence by the Company of the Existing Indebtedness; and

   (x) the incurrence of Indebtedness by the Company with respect to the Secured Notes.

                  For purposes of this Section 4.09, in the event that the Company proposes to incur Indebtedness pursuant to clause (iv) above, the Company shall, simultaneously with the incurrence of such Indebtedness, deliver to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate stating that the sale or sales of Capital Stock forming the basis for the incurrence of such Indebtedness (i) constitutes a long term investment in the Company and
         (ii) has not been made for the purpose of circumventing this Section
         4.09. In the event that the Company rescinds, reverses or unwinds such sale of Capital Stock or otherwise returns or refunds all or any portion of the net cash proceeds of such sale of Capital Stock (whether by dividend, distribution or otherwise) within 270 days of the date of the incurrence of such Indebtedness, such Indebtedness will be deemed to be incurred on the date of, and immediately after giving effect to, such rescission, reversal, unwinding, return or refund.

                  For purposes of this Section 4.09, in the event that a Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture, all of the then outstanding Indebtedness of such entity shall be deemed to have been incurred as of the date that such Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture.



     Section 5. Asset Sales. Section 4.10 of the Indenture shall be amended and restated as follows:

                  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, whether in a single transaction or a series of related transactions occurring within any twelve-month period, make any Asset Sale, unless

    (i) the Company or the Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors) for the shares or assets sold or otherwise disposed of; and

    (ii) at least 90% of such consideration consists of cash,

         provided that

  (A) an amount equal to the fair market value (as determined in good faith by the Board of Directors) of:

    (1) Telecommunications Related Assets received by the Company or any Subsidiary from the transferee that will be used by the Company or such Subsidiary in the operation of a Telecommunications Business;

    (2) the Voting Stock of any Person engaged in a Telecommunications Business received by the Company or any Subsidiary; provided that on the date such Voting Stock is received, such Investment in Voting Stock constitutes a Permitted Joint Venture Investment; or

         (3) the publicly tradable Voting Stock of any person engaged in the Telecommunications Business received by the Company or any Subsidiary as consideration for a sale of an Equity Interest in any Restricted Joint Venture, shall, for the purposes of this Section 4.10, be deemed to be cash which was applied in accordance with the first sentence of the penultimate paragraph of this Section 4.10; and

     (B) in the event that any of Hyperion Telecommunications of Pennsylvania, Inc., Hyperion Telecommunications of Tennessee, Inc. or Hyperion Telecommunications of New York, Inc. sell their respective partnership interests in the partnerships to which each is a partner to the respective partnerships in the manner specified by the applicable partnership agreement, (1) the principal amount at maturity of any seller note issued to the Company or any of its Wholly Owned Subsidiaries shall be deemed to be cash for purposes of this Section
         4.10 and (2) the payments of principal pursuant to such seller note shall be deemed to be Net Cash Proceeds (for purposes of the penultimate paragraph of this Section 4.10) as and when such payments are received.

                  For purposes of this Section 4.10, the first $1.0 million of Net Cash Proceeds received from Asset Sales (other than Asset Sales of Stock Collateral) in any fiscal year shall not be subject to the restrictions contained in this section.

                  In determining the fair market value with respect to any Asset Sale or series of related Asset Sales involving aggregate consideration in excess of $10.0 million, the Board of Directors of the Company must obtain an opinion as to the fairness to the Holders of Senior Notes of such Asset Sales from a financial point of view issued by a nationally recognized investment banking firm with total assets in excess of $1.0 billion; provided that no such opinion shall be required if such Asset Sale is in accordance with the terms of any Local Partnership Agreement to which the Company or any of its Subsidiaries is a party on the date hereof.

                  The Company may apply the Net Cash Proceeds from any Asset Sale to an investment in Telecommunications Related Assets in a Telecommunications Service Market within 180 days after such Asset Sale; provided that if the Company determines to make such investment in a New Telecommunications Service Market, the Company shall be deemed to have complied with the first clause of this sentence if, the Company
         (y) within 180 days of such Asset Sale, delivers to the Trustee a resolution adopted by a majority of the Board of Directors set forth in an Officer's Certificate certifying that the Company intends to utilize the Net Cash Proceeds of such Asset Sale to invest in a specific new Telecommunications Service Market and (z) completes such investment within 360 days of such Asset Sale. The Company shall be deemed to have completed its investment for purposes of the preceding clause (z), so long as the Company has (i) a business plan that sets forth the Company's investment plans for the applicable Telecommunications Service Market and (ii) issued all material purchase orders to the appropriate parties that are necessary to complete such business plan. Any Net Cash Proceeds from an Asset Sale that are not invested as provided in the two preceding sentences shall constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $2.5 million, the Company shall commence to purchase (an "Asset Sale Offer") the maximum principal amount of Senior Notes and Senior Secured Notes (on a pro rata basis based upon the relative aggregate principal amount of Senior Notes (or, prior to April 15, 2001, the aggregate Accreted Value of Senior Notes) and Secured Notes then outstanding) that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase (or, in the case of repurchases of Senior Notes prior to April 15, 2001, at a purchase price equal to 100% of the Accreted Value thereof as of the date of repurchase) in accordance with the procedures set forth in this Indenture, provided, that, in the event of an Asset Sale Offer as a result (in whole or in part) of an Asset Sale of Stock Collateral, the Company shall, purchase
         (i) first, all Secured Notes tendered pursuant to such Asset Sale Offer in an aggregate principal amount equal to the portion of such Excess Proceeds resulting from such Asset Sale of Stock Collateral and (ii) second, all Secured Notes and Senior Notes on a pro rata basis (in the same manner as described above) in an aggregate principal amount (or, with respect to Senior Notes prior to April 15, 2001, an aggregate Accreted Value) equal to the Excess Proceeds not used to purchase Secured Notes pursuant to clause (i) of this proviso. To the extent that the aggregate principal amount at maturity thereof, plus accrued and unpaid interest to the date of repurchase (or, in the case of repurchases of Senior Notes prior to April 15, 2001, the Accreted Value thereof as of the date of repurchase) of the Senior Notes and the Secured Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount at maturity thereof, plus accrued and unpaid interest to the date of repurchase (or, in the case of repurchases of Senior Notes prior to April 15, 2001, the Accreted Value thereof as of the date of repurchase) of Senior Notes and of Secured Notes surrendered by their respective holders exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes and Secured Notes to be purchased on a pro rata basis. Upon completion of such offers, the amount of Excess Proceeds shall be reset at zero. Pending application of the Net Cash Proceeds as set forth above from Asset Sales, all such Net Cash Proceeds shall be placed in escrow for the benefit of the Holders of Senior Notes and Secured Notes.

                  Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Asset Sale of any Equity Interests of any Subsidiary (at least 80% of the voting power of the Capital Stock of which is owned by the Company) except pursuant to an Asset Sale of all of the Equity Interests of such Subsidiary; provided that any sale of any Equity Interest of any such Subsidiary to a Strategic Investor shall be deemed not be an Asset Sale for purposes of this Section 4.10, so long as such sale of such Equity Interests does not result in such Subsidiary ceasing to be a Subsidiary of the Company.


         Section 6. Confirmation of Indenture. Except as supplemented by this Second Supplemental Indenture, the Indenture is hereby ratified and confirmed in all respects and made applicable in all respects to the Senior Notes and the holders thereof. The Indenture and this Second Supplemental Indenture shall be read and construed as one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and attested, all as of the date and first year above written.

ATTEST:                                     HYPERION TELECOMMUNICATIONS, INC.



/s/ Edward Babcock, Jr.                     By: /s/ Daniel R. Milliard
-----------------------                     ---------------------------

ATTEST:                                     BANK OF MONTREAL TRUST COMPANY,
                                             as Trustee


______________________________               By: /s/ Therese Gaballah
                                             --------------------------